Exhibit 99.1

Whole Earth Brands, Inc. Acquires Swerve®, a Rapidly Growing

Keto-Friendly & Plant-based Sweeteners & Baking Brand

Transaction expected to increase Whole Earth’s North American Branded CPG segment net sales to $100 million, representing a 10% market share of all sweeteners and making natural sweeteners 65% of the Whole Earth’s North American Branded CPG sales mix1

Provides greater penetration of the high-growth, $6 billion baking category

46% of consumers are baking more than before COVID-192

Accretive to estimated 2021 EPS

Management hosting a conference call at 5:00 p.m. Eastern Time today

Chicago, Illinois – November 10, 2020 – Whole Earth Brands, Inc. (the “Company”) (Nasdaq: FREE), today announced the acquisition of all of the outstanding equity interests of Swerve, L.L.C. and Swerve IP, L.L.C (collectively, “Swerve”), a rapidly growing manufacturer and marketer of a portfolio of zero sugar, keto-friendly, and plant-based sweeteners and baking mixes. The $80 million cash transaction closed on November 10, 2020 and is expected to be accretive to Whole Earth Brands’ estimated 2021 earnings per share.

Swerve is a rapidly growing manufacturer and marketer of the “Ultimate Sugar Replacement” and provides a key growth platform for Whole Earth Brands to expand its existing offerings in the alternative better-for-you sweetener space and fits perfectly within its existing sweetener portfolio. Swerve has a strong brand equity in the United States and is beloved by health-conscious consumers and bakers.

Swerve is easy to use as a sugar alternative because it measures cup-for-cup with sugar, caramelizes like sugar, has a clean taste and is generally considered safe for diabetics because, as compared to sugar, it does not cause as extreme of blood sugar spikes, and is made primarily from clean natural GMO-free ingredients with no artificial preservatives. The sugar substitutes category has become increasingly important as consumers become more focused on health and wellness.

“We are thrilled to announce our first acquisition as a public company. By acquiring Swerve, we’ve added one the fastest growing shelf stable sweetener brands in North America retail to Whole Earth Brands’ portfolio. This deal represents a significant opportunity to create value for Whole Earth Brands with compounded annual revenue growth of approximately 150% since 2016,” stated Albert Manzone, Whole Earth Brands Chief Executive Officer. “The transaction fits perfectly with our M&A strategy to invest in, and to accelerate the growth of, our branded consumer packaged goods (CPG) business in North America. In fact, the addition of Swerve is expected to increase Whole Earth’s North American branded CPG segment net sales to $100M, representing a 10% market share of all sweeteners and making natural sweeteners 65% of Whole Earth’s North American branded CPG sales mix. We believe this transaction will enhance our ability to generate long-term sustainable growth. We feel that the transaction is financially sound, aligns closely with our identified strategic objectives, expands our addressable markets, and positions Whole Earth Brands to create additional value for its stockholders.”

“It’s exciting to see continued progression in the ‘free-from…’ categories. It’s clear that consumer demand is strong and indicators point to even more upside as the health and wellness trend becomes a market force,” said Irwin Simon, Executive Chairman of Whole Earth Brands. “Our team has acted quickly to implement our strategic initiatives with the acquisition of Swerve, which is just over four months removed from our business combination – a great testament to the team’s passion for the business and our vision for the future. Swerve is an excellent addition to our family of brands as we continue to build a world-class portfolio. We believe in the fundamentals of this sector, and we’ll continue to explore quality brands for potential future acquisition.”

1 All numbers represent 2020E, giving effect to the transaction as if it had occurred on January 1, 2020

2 HUNTER PR; America Gets Cooking: The Impact of COVID-19 on Americans’ Food Habits | April 2020

Strategic and Financial Highlights

•	Adds Significant Scale to North American Operations and Diversifies Existing Sweetener Portfolio with GMO-free, Natural Sugar Substitute: The addition of Swerve is expected to increase Whole Earth’s North American Branded CPG segment net sales to $100 million, representing a 10% market share of all sweeteners. Swerve products include all natural zero calorie, zero sugar, gluten-free sugar replacements and baking mixes made from GMO-free ingredients. Swerve has an approximate 8.2% share of the natural sugar alternative market in North America.

•	Proven Growth Potential: Swerve is one of the fastest growing sweetener brands in retail, with a 150% revenue CAGR since 2016. We believe that with the combination of the Whole Earth Brands portfolio and Swerve, we can continue to drive growth across multiples products and channels. We see tremendous revenue growth opportunities to expand our combined portfolio through entry into new categories, new product development and greater channel expansion.

•	Alignment with High-Growth, Natural Sugar Alternative Baking Category: Swerve is a leader in natural sugar alternative for baking and significantly increases Whole Earth’s portfolio and presence in the natural sugar alternative baking segment with its gluten-free cookie, waffle and cake mixes containing no artificial ingredients, preservatives or flavors.

•	Demonstrates Commitment to Strategic Investments within the ‘Free-From…’ Marketplace: Swerve has experienced rapid growth attributable primarily to the long secular trends towards healthy living and better-for-you alternatives. The business falls squarely within the Company’s core sweetener category. Management continues to pursue additional avenues of growth in the enormous “free-from…” category as it works to build out its global platform, which represents an addressable market with nearly $30 billion in revenue. These include categories such as clean-label, organic, GMO-free, plant-based, dairy-free, low-carb, and gluten-free, among others, representing the Company’s expected and desired future M&A pipeline.

•	Strong Synergy Opportunity: The Company expects to realize significant cost synergies in the range of $2.5 million to $3.0 million by the second full fiscal year following the closing of the transaction, driven by supply chain and overhead savings.

Transaction Details

The $80 million transaction was financed with approximately $32 million of cash on hand with the balance covered by the Company’s existing credit facilities. Swerve is expected to generate net sales of approximately $36 million, income from operations of approximately $5 million and adjusted EBITDA of approximately $5 million in 2020. The purchase price represents 14.8x Swerve’s 2020 expected adjusted EBITDA and 9.5x 2020 expected run-rate synergized adjusted EBITDA.

Nomura acted as the financial advisor and DLA Piper acted as legal advisor to Whole Earth Brands. Whipstitch Capital acted as the financial advisor and the Giannuzzi Group acted as legal advisor to Swerve.

Conference Call Details

Management will provide a supplemental presentation and discuss the Swerve transaction on a conference call today, November 10 at 5:00 pm EST. The conference call can be accessed live over the phone by dialing (877) 300-8521 or for international callers by dialing (412) 317-6026. A replay of the call will be available until November 24, 2020 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 10149980.

The supplemental presentation and live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global platform of branded products and ingredients focused on the consumer transition towards healthier lifestyles, such as free from sugar, natural solutions, plant-based and clean label. Whole Earth Brands Inc. is one of the world’s leading manufacturers of zero/low sugar and calorie sweeteners as well as reduced sugar products with brands including Whole Earth®, Swerve®, Pure Via®, Equal®, and Canderel®. The Company’s branded product line Magnasweet® offers versatile masking agents, sweetness intensifiers and extenders and flavor enhancers. The company has a vision to expand its branded portfolio globally through investment opportunities in additional categories, with better for you clean label alternatives in the quest to “Open a World of Goodness®” to consumers and their families. For more information, please visit www.WholeEarthBrands.com.

Non-GAAP Financial Measures

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends. The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, transaction related costs, share based compensation expense, non-cash pension expenses, severance and related expenses, public company readiness and other one-time items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. (the “Company” or “Whole Earth Brands”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statement included in this earnings release include, but are not limited to, the expected benefits (financial and others) from the Swerve transaction. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to integrate Swerve and achieve the anticipated benefits of the transaction in a timely manner or at all; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact;; extensive and evolving government regulations that impact the way the Company operates; and the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media Relations Contact:

Wyecomm

Penny Kozakos

202-390-4409

Penny.Kozakos@wyecomm.com

Whole Earth Brands, Inc.

EBITDA reconciliation for Swerve Acquisition

(In thousands of dollars)

(Unaudited)

$ in millions	2020	E
GAAP Income from Operations	$5.3
D&A	$0.1
EBITDA	$5.4